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EXHIBIT 7.1

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of February 1, 2002, by Allis-Chalmers Corporation, a Delaware corporation ("BUYER") and Jens
H. Mortensen, Jr., an individual resident in McAllen, Texas ("SELLER").


                                 R E C I T A L S

         Seller desires to sell, and Buyer desires to purchase, eighty-one percent (81%) of the issued and outstanding shares (the "Shares") of capital stock of Jens' Oil Field Service, Inc., a Texas corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.


                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

         1.       DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "APPLICABLE CONTRACT"--any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

         "BALANCE SHEET"--as defined in Section 3.4.

         "BEST EFFORTS"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

         "BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

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         "BUYER"--as defined in the first paragraph of this Agreement.

         "CLOSING"--as defined in Section 2.3.

         "CLOSING DATE"--the date and time as of which the Closing actually takes place.

         "COMPANY"--as defined in the Recitals of this Agreement.

         "COMPANY'S CPAS"-are Ewing, Lara, Ebner & Company, P.C., certified public accountants.

         "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including:

                  (a) the sale of the Shares by Seller to Buyer;

                  (b) the execution, delivery, and performance of the Promissory Note, the Security Agreement, the Subordination Agreement, the Shareholders Agreement, the Option Agreement, the Guaranty Agreement, the Employment Agreement, the Non- competition Agreement, and the Seller's Release;

                  (c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and

                  (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

         "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "DAMAGES"--as defined in Section 8.2.

         "DISCLOSURE LETTER"--the disclosure letter delivered by Seller to Buyer as of the Closing.

         "EMPLOYMENT AGREEMENT"--as defined in Section 2.4(a)(iii).

         "ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

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         "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health, or safety matters or conditions (including on- site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

         The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

         "ENVIRONMENTAL LAW"--any Legal Requirement that requires or relates to:

                  (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (e) protecting resources, species, or ecological amenities;

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                  (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                  (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "FACILITIES"--any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

         "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

         "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY"--any:

                  (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign, or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                  (d) multi-national organization or body; or

                  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "GUARANTY AGREEMENT" --as defined in Section 2.4(b)(viii).

         "HAZARDOUS ACTIVITY"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or

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         use (including any withdrawal or other use of groundwater) of Hazardous
         Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

         "HAZARDOUS MATERIALS"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "HSR ACT"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "INDEMNIFIED PERSONS"- as defined in Section 8.2.

         "INTELLECTUAL PROPERTY ASSETS" --as defined in Section 3.22.

         "INTERIM BALANCE SHEET"--as defined in Section 3.4.

         "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

         "LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

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         "NET WORKING CAPITAL"-is the current assets less current liabilities as determined in accordance with GAAP.

         "NON-COMPETITION AGREEMENT"-as defined in Section 2.4(a)(iv).

         "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

         "OPTION AGREEMENT"-as defined in Section 2.4(a)(ix).

         "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                  (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

                  (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

         "ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership;
         (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PLAN"--as defined in Section 3.13.

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         "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PROMISSORY NOTE"-as defined in Section 2.4(b)(ii).

         "RELATED PERSON"--with respect to a particular individual:

                  (a) each other member of such individual's Family;

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                  (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                  (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (b) any Person that holds a Material Interest in such specified Person;

                  (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                  (d) any Person in which such specified Person holds a Material Interest;

                  (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (f) any Related Person of any individual described in clause
         (b) or (c).

                  For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse,
         (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity securities or equity interests in a Person.

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         "RELEASE"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

         "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SECURITY AGREEMENT"--as defined in Section 2.4(b)(ii).

         "SELLER"--as defined in the first paragraph of this Agreement.

         "SELLER'S RELEASE"--as defined in Section 2.4(a)(ii).

         "SHARES"--as defined in the Recitals of this Agreement.

         "SHAREHOLDERS AGREEMENT"--as defined in Section 2.4(b)(vi).

         "SUBORDINATION AGREEMENT"--as defined in Section 2.4(a)(vii).

         "SUBSIDIARY"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

         "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THREAT OF RELEASE"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

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         2.       SALE AND TRANSFER OF SHARES; CLOSING

         2.1      SHARES

         Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

         2.2      PURCHASE PRICE

         The purchase price (the "Purchase Price") for the Shares will be (a) $14,250,000.00, and (b) the shares of common stock, $.15 par value ("Common Stock") of Buyer in an amount equal to $1,625,000.00 as determined pursuant to 2.4(b)(vii).

         2.3      CLOSING

         The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Buyer's counsel at 440 Louisiana, Suite 2200, Houston, Texas 77002, on the date of this Agreement.

         2.4      CLOSING OBLIGATIONS

         At the Closing:

                  (a) Seller will deliver to Buyer:

                           (i) certificates representing the Shares, duly
                  endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

                           (ii) a release in the form of Exhibit 2.4(a)(ii)
                  executed by Seller ("Seller's Release");

                           (iii) employment agreement in the form of Exhibit
                  2.4(a)(iii), executed by Seller ("Employment Agreement");

                           (iv) non-competition agreement in the form of Exhibit
                  2.4(a)(iv), executed by Seller ("Non-Competition Agreement"), providing for payments to Seller as described therein;

                           (v) a certificate executed by Seller representing and
                  warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all respects as of the Closing Date;

                           (vi) shareholders agreement in the form of Exhibit
                  2.4(a)(vi) executed by Seller ("Shareholders Agreement");

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                           (vii) subordination agreement executed by Seller in
                  such form as is agreeable to Seller ("Subordination
                  Agreement");

                           (viii) the amount of Net Working Capital on behalf of
                  the Company as described in Section 2.5 hereof; and

                           (ix) the option agreement in the form of Exhibit 2.4
                  (a)(ix) executed by Seller ("Option Agreement").

                  (b) Buyer will deliver to Seller:

                           (i) the following amounts by wire transfer to
                  accounts specified by Seller in the amount of $10,250,000.00;

                           (ii) the promissory note payable to Seller in the
                  principal amount of $4,000,000.00, in the form of Exhibit 2.4(b)(ii) ("Promissory Note"), such Promissory Note will be secured by a lien on all the Company's equipment as described in the Security Agreement in the form of Exhibit 2.4(b)(ii) ("Security Agreement");

                           (iii) a certificate executed by Buyer to the effect
                  that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the Closing Date;

                           (iv) the Employment Agreement executed by the Company
                  and approved by Buyer;

                           (v) the Non-Competition Agreement executed by Buyer;

                           (vi) the Shareholder Agreement executed by Buyer and
                  the Company;

                           (vii) Buyer will issue to Seller such shares of
                  Common Stock as are determined by dividing $1,625,000.00 by the average of the closing bid and offer price for the Common Stock for the preceding thirty (30) trading days prior to the Closing Date. Such amount will be rounded off to whole shares and no payment will be made in lieu of fractional shares;

                           (viii) the guaranty agreement in the form of Exhibit
                  2.4(b)(viii) executed by Munawar H. Hidayatallah ("Guaranty");

                           (ix) the Option Agreement executed by the Company;
                  and

                           (x) Buyer will provide to Seller copies of the
                  promissory note from Buyer to the Company and copies of the minutes of the Board of Directors meetings authorizing the loan to Buyer from the Company.

                  (c) Buyer agrees to take all necessary action to remove Seller from any personal guarantees of accounts or Contracts of the Company and Buyer will take all necessary steps to maintain accounts if Buyer so desires to maintain such accounts following Closing.

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         2.5      FINANCIAL CONDITION REQUIREMENTS OF THE COMPANY; ADDITIONAL
                  PURCHASE PRICE

                  (a) Buyer will cause the Company's CPAs, within forty-five
         (45) days after Closing, to prepare a review of the Company's financial statements, to determine the (i) Net Working Capital as of December 31, 2001, (ii) the consolidated stockholder's equity as of the Closing and
         (iii) the net income or loss as determined in accordance with GAAP for the Company for the one month period of January 1, 2002 through January 31, 2002 ("Review"). Upon completion of the Review, Buyer will forward a copy of the Review to Seller. The Review will include a list of the domestic and Mexican account receivables by name of customer, amount and invoice date included in the Net Working Capital. The accounts receivable included in determining the Net Working Capital shall only include those that are due and payable in full within ninety (90) days of the date of invoice for domestic accounts receivable and within one hundred twenty (120) days of the date of invoice for Mexican accounts receivable as of December 31, 2001.

                  (b) Seller covenants and agrees that as of December 31, 2001 the Company's consolidated stockholder's equity shall be at least $5,500,000.00 as determined in accordance with GAAP, and the Company will have no indebtedness as of the Closing, except for trade payables, insurance premium notes due and payable within twelve (12) months, accrued liabilities and lessee's deposits incurred in the Ordinary Course of Business. All customer deposits and escrow liabilities shall be treated as a long term liability and all cash collateral required to fund such liabilities shall be treated as a long term asset.

                  (c) Seller covenants and agrees that as of December 31, 2001 the Company will have at least $3,150,000.00 in Net Working Capital of which at least $400,000.00 shall be in cash ("Net Working Capital Requirement"). If the Net Working Capital, as indicated by the Review, exceeds $3,150,000.00 as of December 31, 2001, such excess amount over $3,150,000.00 shall be paid to Seller by Buyer in the form of additional Purchase Price in cash within ten (10) days following the receipt of the Review by Buyer. If the additional Purchase Price payment described above is not paid within ten (10) days of the receipt of the Review by Seller, the unpaid amount shall bear interest at the rate of seven and one-half percent (7.5%) per annum until paid. If the Review indicates that the Net Working Capital Requirement is not met, then Seller will pay in cash to Buyer the amount necessary to equal the Net Working Capital Requirement in ten (10) days following notice thereof. In addition, the amount of any accounts receivable of the Company accrued prior to December 31, 2001 and not included in determining the Net Working Capital Requirement shall be paid to Seller when collected by Buyer as additional purchase price.

                  (d) If as of April 30, 2002 all or any portion of the accounts receivable that were included in the Net Working Capital Requirement as indicated in the Review, are not collected by Buyer, then Buyer will transfer and assign such uncollected accounts receivable or portion thereof, as applicable, to Seller in return for cash equal to the full value of such unpaid accounts receivable. Seller will pay to Buyer in cash within five (5) days after written notice, the amount of such accounts receivable or portion thereof not collected as of April 30, 2002 that was included in the Net Working Capital Requirement. Buyer will cooperate and assist Seller in collecting such accounts receivable so transferred. Any accounts receivable of the Company collected by Buyer after April 30, 2002, that were fully reserved or not included in the Net Working Capital Requirement and, shall be paid to Seller by Buyer as additional Purchase Price upon collection of such accounts receivable.

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                  (e) The Company's CPA's will determine the Company's net
         income or loss, as the case may be, in accordance with GAAP for the period beginning January 1, 2002 through January 31, 2002. Upon receipt of the Review indicating such net income or loss, either (i) the Company will pay to Seller in the event of net income, such amount of net income for the month of January, 2002 as additional Purchase Price within ten (10) days following receipt of the Review or (ii) in the event of net loss the Buyer shall first offset such amount of net loss against any additional Purchase Price due Seller under subsection (b) above, or Seller shall pay in cash to Buyer the amount of the net loss within 10 days following receipt of the Review.

         3.       REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1      ORGANIZATION AND GOOD STANDING

                  (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                  (b) Seller have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

         3.2      AUTHORITY; NO CONFLICT

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Employment Agreement, the Seller's Release, Non-Competition Agreement, Security Agreement, the Subordination Agreement and the Shareholder Agreement (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform its obligations under this Agreement and the Seller's Closing Documents.

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                  (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a
                  violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                           (ii) contravene, conflict with, or result in a
                  violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Seller, or any of the assets owned or used by the Company, may be subject;

                           (iii) contravene, conflict with, or result in a
                  violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by the Company;

                           (iv) cause the Company to become subject to, or to
                  become liable for the payment of, any Tax;

                           (v) cause any of the assets owned by the Company to
                  be reassessed or revalued by any taxing authority or other Governmental Body;

                           (vi) contravene, conflict with, or result in a
                  violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                           (vii) result in the imposition or creation of any
                  Encumbrance upon or with respect to any of the assets owned or used by the Company.

                  Except as set forth in Part 3.2 of the Disclosure Letter, neither the Seller or the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  (c) Seller is acquiring the Promissory Note and shares of Common Stock of Buyer for his own account and not with a view to the distribution thereof within the meaning of Section 2(11) of the Securities Act. The Seller is an "accredited investor" as such term is defined in Rule 501(a) of the Securities Act. Seller understands that the shares of the Common Stock of Buyer have not been registered under the Securities Act, or any state securities laws, and that no resales of such shares may be effected unless such resale is registered un the Securities Act or an exemption from registration is available.

         3.3      CAPITALIZATION

         The authorized equity securities of the Company consist of 100,000 shares of common stock, no par value, of which 3,750 shares are issued and outstanding and 1,250 are held as treasury shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of all the shares of common stock, free and clear of all Encumbrances. Seller will transfer to Buyer 3,038 of the shares of common stock and will retain 712 shares of the common stock which will constitute nineteen percent (19%) of the shares of common stock and Buyer will own eighty-one percent (81%) of the shares of common stock. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. The Company does not have any Subsidiaries.

         3.4      FINANCIAL STATEMENTS

                  (a) Seller has delivered to Buyer: (i) unaudited consolidated balance sheets of the Company as of the year ended March 31 for each of the fiscal years 1998 through 2001, and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, and (ii) an unaudited consolidated balance sheet of the Company as of September 30, 2001 (the "Interim Balance Sheet") which has been reviewed by the Company's CPAs at Buyer's cost, and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the six (6) months then ended, respectively, including in each case the notes thereto. Such financial statements and notes, represent the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the year ended financial statements); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company is required by GAAP to be included in the consolidated financial statements of the Company.

                  (b) The Company will have (i) at least $5,500,000.00 in consolidated stockholders equity as determined in accordance with GAAP on the Closing Date, (ii) no indebtedness except for trade payables, insurance premium notes, accrued liabilities, and lessee deposits incurred in the Ordinary Course of Business on the Closing Date, and
         (iii) a minimum of $3,150,000.00 in Net Working Capital of which at least $400,000.00 shall be in cash as of December 31, 2001.

         3.5      BOOKS AND RECORDS

         The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

         3.6      TITLE TO PROPERTIES; ENCUMBRANCES

                  (a) Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Company and relating to such property or interests. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in
         Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Company lies wholly within the boundaries of the real property owned by the Company and does not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

                  (b) The Company has no long term secured indebtedness as of the Closing Date and no assets, real or personal property, are subject to any Encumbrance except as listed in Part 3.6 of the Disclosure Letter.

         3.7      CONDITION AND SUFFICIENCY OF ASSETS

         The buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

         3.8      ACCOUNTS RECEIVABLE

         All accounts receivable of the Company that are reflected on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within 90-days of the date of invoice (except in the case of foreign accounts receivable, within 120-days of the date of invoice). There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Agreement, which list sets forth the aging of such Accounts Receivable.

         3.9      INVENTORY

         All inventory of the Company, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

         3.10     NO UNDISCLOSED LIABILITIES

         Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

         3.11     TAXES

                  (a) The Company has filed or caused to be filed (on a timely basis since January 1, 1996) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Seller has delivered or made available to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since January 1, 1996. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or the Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

                  (b) Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since January 1, 1996, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, neither Seller or the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

                  (c) The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Interim Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                  (d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement. The Company is not, nor within the five-year period preceding the Closing Date has been, an "S" corporation. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Shares to Buyer), neither the Company or any target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Shares to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Buyer. Part 3.11 of the Disclosure Letter lists all such target affiliates.

         3.12     NO MATERIAL ADVERSE CHANGE

         Except as disclosed in Section 3.12 of the Disclosure Letter, since the date of the Interim Balance Sheet and through the date of the Disclosure Letter there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and to Seller's knowledge no event has occurred or circumstance exists that may result in such a material adverse change.

         3.13     EMPLOYEE BENEFITS

                  (a) As used in this Section 3.13, the following terms have the meanings set forth below.

         "COMPANY OTHER BENEFIT OBLIGATION" means an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate of the Company.

         "COMPANY PLAN" means all Plans of which an Acquired Company or an ERISA Affiliate of the Company is or was a Plan Sponsor, or to which the Company or an ERISA Affiliate of the Company otherwise contributes or has contributed, or in which the Company or an ERISA Affiliate of the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

         "COMPANY VEBA" means a VEBA whose members include employees of the Company or any ERISA Affiliate of the Company.

         "ERISA AFFILIATE" means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC ss. 414.

         "MULTI-EMPLOYER PLAN" has the meaning given in ERISA ss. 3(37)(A).

         "OTHER BENEFIT OBLIGATIONS" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC ss. 132.

         "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

         "PENSION PLAN" has the meaning given in ERISA ss. 3(2)(A).

         "PLAN" has the meaning given in ERISA ss. 3(3).

         "PLAN SPONSOR" has the meaning given in ERISA ss. 3(16)(B).

         "QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of IRC ss. 401(a).

         "TITLE IV PLANS" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C.ss. 1301 et seq., other than Multi-Employer Plans.

         "VEBA" means a voluntary employees' beneficiary association under IRC ss. 501(c)(9).

         "WELFARE PLAN" has the meaning given in ERISA ss. 3(1).

                  (b)
                           (i) Part 3.13(i) of the Disclosure Letter contains a
                  complete and accurate list of all Company Plans, Company Other Benefit Obligations, and Company VEBAs, and identifies as such all Company Plans that are (A) defined benefit Pension Plans,
                  (B) Qualified Plans, (C) Title IV Plans, or (D) Multi-Employer Plans.

                           (ii) Part 3.13(ii) of the Disclosure Letter contains
                  a complete and accurate list of (A) all ERISA Affiliates of the Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

                           (iii) Part 3.13(iii) of the Disclosure Letter sets
                  forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Company and the Company's other ERISA Affiliates, calculated according to information made available pursuant to ERISA ss. 4221(e).

                  (c) Seller has delivered to Buyer, or will deliver to Buyer within ten days of the date of this Agreement:

                           (i) all documents that set forth the terms of each
                  Company Plan, Company Other Benefit Obligation, or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which Seller or the Company are required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans, Company Other Benefit Obligations, and Company VEBAs for which a plan description or summary plan description is not required;

                           (ii) all personnel, payroll, and employment manuals
                  and policies;

                           (iii) all collective bargaining agreements pursuant
                  to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company and the ERISA Affiliates of the Company, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; and

                           (iv) a written description of any Company Plan or
                  Company Other Benefit Obligation that is not otherwise in writing;

                  (d) Except as set forth in Part 3.13(vi) of the Disclosure
         Letter:

                           (i) The Company has performed all of its respective
                  obligations under all Company Plans, Company Other Benefit Obligations, and Company VEBAs. The Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans, VEBAs, and Obligations that have accrued but are not due.

                           (ii) No statement, either written or oral, has been
                  made by the Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to the Company or to Buyer.

                           (iii) Each Company Plan can be terminated within
                  thirty days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

                           (iv) Since January 1, 1999, there has been no
                  establishment or amendment of any Company Plan, Company VEBA, or Company Other Benefit Obligation.

         3.14     COMPLIANCE WITH LEGAL REQUIREMENTS;
                  GOVERNMENTAL AUTHORIZATIONS

                  (a) Except as set forth in Part 3.14 of the Disclosure Letter:

                           (i) the Company is, and at all times since January 1,
                  1999 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                           (ii) no event has occurred or circumstance exists
                  that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                           (iii) the Company has not received, at any time since
                  January 1, 1999, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by the Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

                           (i) the Company is, and at all times since January 1,
                  1999 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

                           (ii) no event has occurred or circumstance exists
                  that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
                  Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in
                  Part 3.14 of the Disclosure Letter;

                           (iii) the Company has not received, at any time since
                  January 1, 1999, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                           (iv) all applications required to have been filed for
                  the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                  The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

         3.15     LEGAL PROCEEDINGS; ORDERS

                  (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

                           (i) that has been commenced by or against the Company
                  or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                           (ii) that challenges, or that may have the effect of
                  preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

                  To the Knowledge of Seller and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

                  (b) Except as set forth in Part 3.15 of the Disclosure Letter:

                           (i) there is no Order to which the Company, or any of
                  the assets owned or used by the Company, is subject;

                           (ii) Seller is not subject to any Order that relates
                  to the business of, or any of the assets owned or used by, the Company; and

                           (iii) to the Knowledge of Seller and the Company, no
                  officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

                  (c) Except as set forth in Part 3.15 of the Disclosure Letter:

                           (i) the Company is, and at all times since January 1,
                  1999 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                           (ii) no event has occurred or circumstance exists
                  that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                           (iii) the Company has not received, at any time since
                  January 1, 1999, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

         3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS

         Except as set forth in Part 3.16 of the Disclosure Letter, since January 1, 2001, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

                  (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b) amendment to the Organizational Documents of the Company;

                  (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee (except in the Ordinary Course of Business);

                  (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                  (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $10,000.00;

                  (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                  (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000.00;

                  (i) material change in the accounting methods used by the Company; or

                  (j) agreement, whether oral or written, by the Company to do any of the foregoing.

         3.17     CONTRACTS; NO DEFAULTS

                  (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Seller have delivered to Buyer true and complete copies, of:

                           (i) each Applicable Contract that involves
                  performance of services or delivery of goods or materials by the Company of an amount or value in excess of $10,000.00;

                           (ii) each Applicable Contract that involves
                  performance of services or delivery of goods or materials to the Company of an amount or value in excess of $10,000.00;

                           (iii) each Applicable Contract that was not entered
                  into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $10,000.00;

                           (iv) each lease, rental or occupancy agreement,
                  license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000.00 and with terms of less than one year);

                           (v) each licensing agreement or other Applicable
                  Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                           (vi) each collective bargaining agreement and other
                  Applicable Contract to or with any labor union or other employee representative of a group of employees;

                           (vii) each joint venture, partnership, and other
                  Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                           (viii) each Applicable Contract containing covenants
                  that in any way purport to restrict the business activity of the Company, the Seller or any Affiliate of the Company or limit the freedom of the Company, the Seller or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                           (ix) each Applicable Contract providing for payments
                  to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                           (x) each power of attorney that is currently
                  effective and outstanding;

                           (xi) each Applicable Contract entered into other than
                  in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                           (xii) each Applicable Contract for capital
                  expenditures in excess of $10,000.00;

                           (xiii) each written warranty, guaranty, and or other
                  similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

                           (xiv) each amendment, supplement, and modification
                  (whether oral or written) in respect of any of the foregoing.

                  Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts, and the Company's office where details relating to the Contracts are located.

                  (b) Except as set forth in Part 3.17(b) of the Disclosure
         Letter:

                           (i) neither Seller (and no Related Person of Seller)
                  has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by the Company; and

                           (ii) no officer, director, agent, employee,
                  consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

                  (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

                  (d) Except as set forth in Part 3.17(d) of the Disclosure
         Letter:

                           (i) the Company is, and at all times since January 1,
                  1999 has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

                           (ii) each other Person that has or had any obligation
                  or liability under any Contract under which the Company has or had any rights is, and at all times since January 1, 1999 has been, in full compliance with all applicable terms and requirements of such Contract;

                           (iii) no event has occurred or circumstance exists
                  that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                           (iv) the Company has not given to or received from
                  any other Person, at any time since January 1, 1999, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

                  (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

                  (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company has been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         3.18     INSURANCE

                  (a) Seller have delivered to Buyer:

                           (i) true and complete copies of all policies of
                  insurance to which the Company is a party or under which the Company, or any director or officer of the Company, is or has been covered at any time within the three (3) years preceding the date of this Agreement;

                           (ii) true and complete copies of all pending
                  applications for policies of insurance; and

                           (iii) any statement by the auditor of the Company's
                  financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                  (b) Part 3.18(b) of the Disclosure Letter describes:

                           (i) any self-insurance arrangement by or affecting
                  the Company, including any reserves established thereunder;

                           (ii) any contract or arrangement, other than a policy
                  of insurance, for the transfer or sharing of any risk by the Company; and

                           (iii) all obligations of the Company to third parties
                  with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                  (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

                           (i) a summary of the loss experience under each
                  policy;

                           (ii) a statement describing each claim under an
                  insurance policy for an amount in excess of $10,000.00, which sets forth:

                                    (A) the name of the claimant;

                                    (B) a description of the policy by insurer,
                           type of insurance, and period of coverage; and

                                    (C) the amount and a brief description of
                           the claim; and

                           (iii) a statement describing the loss experience for
                  all claims that were self- insured, including the number and aggregate cost of such claims.

                  (d) Except as set forth on Part 3.18(d) of the Disclosure
         Letter:

                           (i) All policies to which the Company is a party or
                  that provide coverage to Seller, the Company, or any director or officer of the Company:

                                    (A) are valid, outstanding, and enforceable;

                                    (B) are issued by an insurer that is
                           financially sound and reputable;

                                    (C) taken together, provide adequate
                           insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business or businesses as the Company;

                                    (D) are sufficient for compliance with all
                           Legal Requirements and Contracts to which the Company is a party or by which it is bound;

                                    (E) will continue in full force and effect
                           following the consummation of the Contemplated Transactions; and

                                    (F) do not provide for any retrospective
                           premium adjustment or other experienced-based liability on the part of the Company.

         3.19     ENVIRONMENTAL MATTERS

         Except as set forth in part 3.19 of the disclosure letter:

                  (a) The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or
         (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (b) There are no pending or, to the Knowledge of Seller and the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest.

                  (c) Neither Seller nor the Company has Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (d) Neither Seller nor the Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or , to the Knowledge of Seller and the Company, with respect to any other properties and assets (whether real, personal, or mixed) in which Seller or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

                  (e) To the Knowledge of Seller, there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller, the Company, any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Seller and the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest except in full compliance with all applicable Environmental Laws.

                  (f) There has been no Release, to the Knowledge of Seller and the Company, or Threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller or the Company has or had an interest, or any geologically or hydrologically adjoining property, whether by Seller, the Company, or any other Person.

                  (g) Seller have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

         3.20     EMPLOYEES

                  (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2001; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

                  (b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such employee or director. To Seller's Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

                  (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         3.21     LABOR RELATIONS; COMPLIANCE

         Since January 1, 1999, the Company has not been nor is a party to any collective bargaining or other labor Contract. Since January 1, 1999, there has not been, there is not presently pending or existing, and to Seller's Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To Seller's Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.22     INTELLECTUAL PROPERTY

                  (a) INTELLECTUAL PROPERTY ASSETS--The term "Intellectual Property Assets" includes:

                           (i) the name the Company's name, all fictional
                  business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                           (ii) all patents, patent applications, and inventions
                  and discoveries that may be patentable (collectively, "Patents");

                           (iii) all copyrights in both published works and
                  unpublished works (collectively, "Copyrights");

                           (iv) all rights in mask works (collectively, "Rights
                  in Mask Works"); and

                           (v) all know-how, trade secrets, confidential
                  information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

                  (b) AGREEMENTS

                  Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000.00 under which the Company is the licensee. There are no outstanding and, to Seller's Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                  (c) KNOW-HOW NECESSARY FOR THE BUSINESS

                  The Intellectual Property Assets are all those necessary for the operation of the Company's business as it is currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                  (d) PATENTS

                           (i) Part 3.22(d) of the Disclosure Letter contains a
                  complete and accurate list and summary description of all Patents. The Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

                           (ii) All of the issued Patents are currently in
                  compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                           (iii) No Patent has been or is now involved in any
                  interference, reissue, reexamination, or opposition proceeding. To Seller's Knowledge, there is no potentially interfering patent or patent application of any third party.

                           (iv) No Patent is infringed or, to Seller's
                  Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                           (v) All products made, used, or sold under the
                  Patents have been marked with the proper patent notice.

                  (e) TRADEMARKS

                           (i) Part 3.22(e) of Disclosure Letter contains a
                  complete and accurate list and summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                           (ii) All Marks that have been registered with the
                  United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                           (iii) No Mark has been or is now involved in any
                  opposition, invalidation, or cancellation and, to Seller's Knowledge, no such action is Threatened with the respect to any of the Marks.

                           (iv) To Seller's Knowledge, there is no potentially
                  interfering trademark or trademark application of any third party.

                           (v) No Mark is infringed or, to Seller's Knowledge,
                  has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                           (vi) All products and materials containing a Mark
                  bear the proper federal registration notice where permitted by law.

                  (f) TRADE SECRETS

                           (i) With respect to each Trade Secret, the
                  documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the Knowledge or memory of any individual.

                           (ii) Seller and the Company have taken all reasonable
                  precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

                           (iii) The Company has good title and an absolute (but
                  not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         3.23     CERTAIN PAYMENTS

         Since January 1, 1999, the Company has not, nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business,
(ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         3.24     DISCLOSURE

                  (a) No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                  (c) There is no fact known to Seller that has specific application to Seller or the Company (other than general economic or industry conditions in the oil and gas industry) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

         3.25     RELATIONSHIPS WITH RELATED PERSONS

         Except as described in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of Seller or of the Company has, or since January 1, 1999, has had any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's businesses. No Seller or any Related Person of Seller or of the Company is, or since January 1, 1999 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Seller has no record or beneficial interest in Maytep, the Company's lessee in Mexico. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

         3.26     BROKERS OR FINDERS

         Seller and his agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except for the Dillard Anderson Group for which Seller shall be responsible for all fees and expenses.

         4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         4.1      ORGANIZATION AND GOOD STANDING

         Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer is duly qualified and in good standing in the State of Texas.

         4.2      AUTHORITY; NO CONFLICT

                  (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Employment Agreement, the Promissory Note, the Option Agreement, the Security Agreement, the Non-Competition Agreement, the Subordination Agreement and the Shareholder Agreement (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

                  (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                           (i) any provision of Buyer's Organizational
                  Documents;

                           (ii) any resolution adopted by the board of directors
                  or the stockholders of Buyer;

                           (iii) any Legal Requirement or Order to which Buyer
                  may be subject; or

                           (iv) any Contract to which Buyer is a party or by
                  which Buyer may be bound.

                  Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3      INVESTMENT INTENT

         Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

         4.4      CERTAIN PROCEEDINGS

         There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

         4.5      BROKERS OR FINDERS

         Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

         5.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         5.1      ACCURACY OF REPRESENTATIONS

                  (a) All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

                  (b) Each of Seller's representations and warranties in Sections 3.3, 3.4, 3.12, and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date.

         5.2      SELLER'S PERFORMANCE

                  (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                  (b) Each document required to be delivered pursuant to Section
         2.4 must have been delivered.

         5.3      CONSENTS

         Each of the Consents identified in Part 3.2 of the Disclosure Letter, if any, must have been obtained and must be in full force and effect.

         5.4      ADDITIONAL DOCUMENTS

         Each of the following documents must have been delivered to Buyer:

                  (a) an opinion of J. W. Dyer and Associates, dated the Closing Date, in the form of Exhibit 5.4(a); and

                  (b) such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Seller's representations and warranties, (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iii) evidencing the satisfaction of any condition referred to in this
         Section 5, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         5.5      NO PROCEEDINGS

         Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

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

         5.6      NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

         There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

         5.7      NO PROHIBITION

         Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

         5.8      FINANCING

         Buyer's obligation to purchase Seller's Shares and consummate the Contemplated Transactions are subject to Buyer's receipt of the approval of Buyer's lenders and obtaining appropriate financing in an amount sufficient to enable the Buyer to complete the purchase of the Shares.

         6.       CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

         Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

         6.1      ACCURACY OF REPRESENTATIONS

         All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         6.2      BUYER'S PERFORMANCE

                  (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                  (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the cash payment required to be made by Buyer pursuant to Section 2.4(b)(i).

         6.3      CONSENTS

         Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

         6.4      ADDITIONAL DOCUMENTS

         Buyer must have caused such other documents to be delivered to Seller as Seller may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 5.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

         6.5      NO INJUNCTION

         There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and
(b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

         6.6      SELLER'S APPROVAL OF SUBORDINATION AGREEMENT

         Prior to the Closing, Buyer will deliver to Seller (a) the form of the Subordination Agreement (including option to purchase) proposed by Buyer and its lenders; (b) all documents referred to or referenced in the Subordination Agreement; (c) any notes and other security agreements collateralized by the equipment referenced in the Security Agreement; and (d) all documents pertaining to the financing arrangements described in the Subordination Agreement. Unless Seller, in his sole discretion, approves of the Subordination Agreement, Seller will have no obligation to consummate the Contemplated Transaction, and Buyer will be liable for the break-up fee described in Section 7.1.

         7.       TERMINATION

         7.1      TERMINATION EVENTS

                  If Buyer does not consummate the Contemplated Transactions through no fault of Seller or the Company, and Seller has not breached this Agreement prior to Closing, then Buyer will pay to Seller $50,000.00 as a break-up fee. In the event that Seller supplements the Disclosure Letter in any manner and Buyer does not consummate the Contemplated Transactions as a result of such supplement, then Buyer will not be liable to Seller for the described break-up fee.

         7.2      EFFECT OF TERMINATION

         Each party's right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 9.1 and 9.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         8.       INDEMNIFICATION; REMEDIES

         8.1      SURVIVAL; RIGHT TO INDEMNIFICATION
                  NOT AFFECTED BY KNOWLEDGE

         All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, provided, however, Knowledge by Buyer's Chief Executive Officer with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or obligation will limit Buyer's remedy solely to the right of indemnification under Article VIII hereof.

         8.2      INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER

         Seller will indemnify and hold harmless Buyer, the Company, and their respective Representatives (acting in the course and scope of their employment) (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement;

                  (b) any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date;

                  (c) any Breach by Seller of any covenant or obligation of Seller in this Agreement;

                  (d) any matter relating to (i) that certain lawsuit styled, United Oil Minerals Limited Partnership vs. JENS' OIL FIELD SERVICE, INC.; Cause No. 01-12-10860CV in the 79th Judicial District Court of Brooks County, Texas, and (ii) that certain lawsuit styled, Deborah Sutton et al v. Sutton Producing Corp. and Jens' Oilfield Supply; Cause No. 2001-CI-0670 in the 37th Judicial District Court of Bexar County, Texas, whether set forth in the Disclosure Letter or otherwise. Notwithstanding anything herein contained to the contrary in the Disclosure Letter, the above two lawsuits shall be subject to indemnification pursuant to this Section 8.2; and

                  (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

                  Except as otherwise provided in this Agreement, the remedies provided in this Section 8.2 will not be exclusive of or limit any other remedies that may be available to the Indemnified Persons. The Seller's indemnification under this Section 8.2 shall not be applicable to claims by stockholders of Buyer. Upon consummation of this Agreement, Buyer agrees to maintain or provide for comprehensive general liability insurance coverage for the Company which will be at least as good or better than the coverage provided by the Company's insurance prior to the Closing Date, and provide that no lapse of insurance coverage for liability matters will be allowed to transpire as a result of this Agreement. It is expressly provided herein that in the event the Seller specifically discloses a condition that is a Breach of a representation or warranty through the Disclosure Letter, the Indemnified Persons will not be entitled to indemnification under this Agreement for the Breach relating to such disclosure except for those matters described in Section 8.2(d) hereof. It is also expressly provided herein that in the event the Seller specifically discloses a condition that is a Breach of a representation or warranty as of the Closing, the Indemnified Persons will not be entitled to indemnification under this Agreement for the Breach relating to such disclosure except for claims by parties not related to, or affiliated with, any of the following: (i) Buyer, (ii) the Company, or (iii) any of their respective Representatives, stockholders, controlling persons or affiliates ("Third Parties"), except for those matters described in
         Section 8.2(d) hereof.

         8.3      INDEMNIFICATION AND PAYMENT OF DAMAGES
                  BY SELLER    -    ENVIRONMENTAL MATTERS

         In addition to the provisions of Section 8.2, Seller will indemnify and hold harmless Buyer, the Company, and the Indemnified Persons from Third Parties' claims, and will pay to Buyer, the Company, and the Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

                  (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Seller or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Seller or the Company or by any other Person for whose conduct they are or may be held responsible; or

                  (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the

         Facilities or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Seller or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

                  Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 8.3. The procedure described in Section 8.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 8.3. Upon consummation of this Agreement, Buyer agrees to maintain or provide for comprehensive general liability insurance coverage for the Company which will be at least as good or better than the coverage provided by the Company's insurance, and provide that no lapse of insurance coverage for liability matters will be allowed to transpire as a result of this Agreement. It is expressly provided herein that in the event the Seller discloses an environmental condition or liability through the Disclosure Letter, the Indemnified Persons will not be entitled to indemnification under this Agreement for the liability relating to such disclosure. It is also expressly provided herein that in the event the Seller specifically discloses an environmental condition as liability through the Closing, the Indemnified Persons will not be entitled to indemnification under this Agreement for the environmental condition or liability relating to such disclosure except for claims by Third Parties.

         8.4      INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

         Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,
(b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

         8.5      TIME LIMITATIONS

         If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, 3.13, and 3.19, unless on or before two (2) years from the Closing Date Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, 3.11, 3.13, or 3.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before two
(2) years from the Closing Date Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller. Notwithstanding any of the foregoing in this Section 8.5, the indemnification pursuant to Section 8.2(d) hereof is not subject to any time limitation hereunder.

         8.6      LIMITATIONS ON AMOUNT--SELLER

                  (a) Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause
         (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 8.2 until the total of all Damages with respect to such matters exceeds $250,000.00, and then only for the amount by which such Damages exceed $250,000.00. In no event shall the aggregate indemnification to be provided by Seller pursuant to the matters described in Section 8.2(a), (b), (c) and (e) exceed $2,000,000.00. In the event Buyer makes a claim for indemnification pursuant to clauses (a), (b), (c) or (e) of Section 8.2 and is entitled to indemnification pursuant to the terms of this
         Article VIII, Buyer and Seller agree that any such indemnification will be first set off against amounts due under the Note, including principal and accrued interest, and if such indemnification exceeds the amounts due under the Note, the excess shall be paid in cash.

                  (b) Seller agrees to pay all Damages and defend at Seller's cost the matters described in clause (d) of Section 8.2 hereof, and to pay to Buyer in cash any Damages for which Buyer may be entitled pursuant to Section 8.2(d).

                  (c) However, this Section 8.6 will not apply to any Breach of any of Seller's representations and warranties of which Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller of any covenant or obligation.

         8.7      LIMITATIONS ON AMOUNT--BUYER

         Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a) or (b) of Section 8.4 until the total of all Damages with respect to such matters exceeds $25,000.00, and then only for the amount by which such Damages exceed $25,000.00. In no event shall the aggregate indemnification to be provided by Buyer pursuant to this Article VIII exceed $5,000,000.00. However, this Section 8.7 will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.

         8.8      PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

                  (a) Promptly after receipt by an indemnified party under
         Section 8.2, 8.4, or (to the extent provided in the last sentence of Section 8.3) Section 8.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any Proceeding referred to in Section 8.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 8 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and
         (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                  (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         8.9      PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

         A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         8.10     RIGHT OF SET-OFF

         Buyer will give written notice to Seller for a claim for indemnification and set-off specifying the details and the basis for such right to indemnification and set-off which it may be entitled under this Section 8 against amounts otherwise payable under the Promissory Note. Within ten (10) days after receipt of notice by Seller, Seller must respond in writing to Buyer, and either : (a) agree that Buyer's claim for indemnification and right to set-off is valid, in which case Buyer will set-off such amount, or (b) dispute such set-off, in which case the parties will arbitrate such dispute in accordance with this Agreement and no set- off will occur unless and until a final order authorizing such set-off is entered by the Arbitrator. If Seller fails to respond in writing within ten (10) days to Buyer's written notice, Seller shall be deemed to have agreed with Buyer's claim for indemnification and Buyer may set-off against the Promissory Note. Neither the exercise of, nor the failure to, exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

         9.       GENERAL PROVISIONS

         9.1      EXPENSES

         Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Seller will pay all amounts payable to Dillard Anderson Group in connection with this Agreement and the Contemplated Transactions. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party. In addition, in the event of dispute involving this Agreement, the party who defaulted under the Agreement will pay the attorney's fees, expenses, court costs and expert's fees of the non-defaulting party.

         9.2      PUBLIC ANNOUNCEMENTS

         Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

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

         9.3      CONFIDENTIALITY

         Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, written information stamped "confidential" when originally furnished by another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

         If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

         9.4      NOTICES

         All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

SELLER:                             Jens H. Mortensen, Jr.
                                    12301 Rooth Road
                                    McAllen, Texas 78504

         With a copy to:            J. W. Dyer
                                    Dyer & Associates
                                    3700 North Tenth Street, Suite 105
                                    McAllen, Texas 78501
                                    Facsimile No: (956) 686-6601

BUYER:                              Allis-Chalmers Corporation
                                    8150 Lawndale
                                    Houston, Texas 77012
                                    Attn: Munawar H.  Hidayatallah
                                    Facsimile No: (713) 928-2903

         with a copy to:            Wilson, Cribbs, Goren & Flaum, P.C.
                                    440 Louisiana, Suite 2200
                                    Houston, TX 77002
                                    Attn: Theodore F.  Pound III
                                    Facsimile No: (713) 229-8824

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


         9.5      BINDING ARBITRATION

                  (a) On the request of any party hereto, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the parties hereto in any way arising out of, pertaining to or in connection with this Agreement (a "DISPUTE) shall be resolved by binding arbitration in accordance with the terms hereof. In the event of any Dispute, any party may serve written notice of such Dispute on any other party and each party to such Dispute shall undertake in good faith to resolve such Dispute. If the parties cannot agree to resolve such Dispute within fifteen (15) days after such written notice, any party to such Dispute may, by further written notice (the "ARBITRATION NOTICE") to the other party, commence an arbitration proceeding by bringing the Dispute to one arbitrator or to an arbitration panel selected as provided below.

                  (b) ARBITRATORS. Dispute shall be decided by a single arbitrator, unless the parties cannot agree within ten (10) days on a single arbitrator, in which case they shall choose an arbitration panel comprised of three arbitrators, one arbitrator to be selected by the party who sent the Arbitration Notice, a second arbitrator to be selected by the other adverse party, and the third arbitrator (the "INDEPENDENT ARBITRATOR") who will be the Chairman of the arbitration panel, to be appointed by the first two arbitrators. In the event the first two arbitrators fail to agree on the appointment of the Independent Arbitrator within fifteen (15) days, the Independent Arbitrator shall be appointed on request of any party hereto by any state district court judge in Hidalgo or Harris County, Texas. Whether there is one arbitrator or a panel, each arbitrator shall be a third party and a business person knowledgeable in the subject matter of the Dispute. In the event that any arbitrator shall resign, be unable or otherwise fail to perform his or her duties, each party shall immediately notify the other parties of such resignation, inability or failure, and a replacement shall immediately be selected by the party who selected such arbitrator in the instance, or, if the arbitrator to be replaced is the Independent Arbitrator, then the parties shall attempt in good faith to appoint a mutually agreeable replacement Independent Arbitrator. If the parties fail to agree on such replacement within fifteen (15) days, either party may request any state district court judge in Hidalgo or Harris County, Texas to appoint such replacement Independent Arbitrator.

                  (c) CONDUCT OF ARBITRATION. The arbitrator or the arbitration panel shall conduct the arbitration in accordance with the Rules of Arbitration of the American Arbitration Association then in effect, except to the extent such rules are inconsistent with the provisions of this Section 13. The parties shall prepare in writing a statement of their positions, together with counterclaims, with supporting facts, data, and affidavits, if any, and shall submit such statement to the arbitrator, or arbitration panel within fifteen (15) days after selection, but, in any event, within forty-five (45) days after service of the Arbitration Notice. The arbitrator or the arbitration panel shall give all parties the opportunity to make an oral presentation to the arbitrator or the arbitration panel in the presence of the other party, if either party so requests. The parties shall have, for a period of one- hundred twenty (120) days after service of the Arbitration Notice (the "DISCOVERY PERIOD"), all rights of discovery provided by the Texas Rules of Civil Procedures then obtaining, except, unless otherwise agreed, that all responses to discovery requests shall be served within ten (10) days of such discovery request and no discovery request may be served after the date ten (10) days before the termination of the Discovery Period. The arbitrator or the arbitration panel shall assume exclusive jurisdiction over the Dispute, may order interim equitable relief (which shall be specifically enforceable as if it were a final Award, as hereinafter defined), and shall be required to make a final binding determination (the "AWARD"). The Award shall not be subject to appeal to or review by any court or administrative body except as set forth in Section 10(a) of the Federal Arbitration Act, codified as 9 U.S.C.A. ss. 10(a) (West Supp. 1997). The Award shall determine (i) whether each party's obligations under this Agreement were met, and (ii) what damages or remedies (which may include final equitable reliefs) are due under the terms of this Agreement. In addition, the arbitrator or the arbitration panel shall award recovery of all costs and fees of arbitration to the prevailing party. The agreement to arbitrate contained in this Section 13 shall be specifically enforceable under the prevailing arbitration law, and shall survive termination of this Agreement. Judgment upon the Award rendered by the arbitrator or the arbitration panel may be entered in accordance with applicable law in any court having jurisdiction therefor. Arbitration shall, unless all the parties otherwise agree in writing, take place in Houston, Texas.

         9.6      FURTHER ASSURANCES

         The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. Buyer agrees to provide Seller with copies of quarterly financial statements and audited year end financial statements until the Note is paid in full.

         9.7      WAIVER

         The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         9.8      ENTIRE AGREEMENT AND MODIFICATION

         This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated May 2, 2001) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         9.9      DISCLOSURE LETTER

                  (a) The disclosures in the Disclosure Letter, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

                  (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         9.10     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

         Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         9.11     SEVERABILITY

         If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         9.12     SECTION HEADINGS, CONSTRUCTION

         The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         9.13     TIME OF ESSENCE

         With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         9.14     GOVERNING LAW

         This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.

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

         9.15     COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                              ALLIS-CHALMERS CORPORATION


                                    /S/MUNAWAR H. HIDAYATALLAH
                                    --------------------------------------------
                                    Munawar H. Hidayatallah,
                                    Chief Executive Officer




SELLER:
                                    /S/JENS H. MORTENSEN, JR.
                                    --------------------------------------------
                                    Jens H. Mortensen, Jr., Individually


                                    /S/TAMMI MORTENSEN
                                    --------------------------------------------
                                    Spouse of Jens H. Mortensen, Jr.
                                    for sole purpose of conveying any community
                                    property interest owned by her

                         TABLE OF EXHIBITS AND SCHEDULES


    EXHIBIT                         NAME                                PAGE NO.

2.4(a)(ii)                 Seller's Release                                   9
2.4(a)(iii)                Employment Agreement                               9
2.4(a)(iv)                 Non-Competition Agreement                          9
2.4(a)(vi)                 Shareholder Agreement                             10
2.4(a)(ix)                 Option Agreement                                  10
2.4(b)(ii)                 Non-Negotiable Promissory Note                    10
2.4(b)(ii)                 Security Agreement                                10
2.4(b)(viii)               Guaranty Agreement
5.4(a)                     Opinion of J. W. Dyer and Associates              36


                                       50